                                                                 EXHIBIT 10.34
                                           (Translated from German to English)

                              LEASE CONTRACT

              The following lease contract is hereby concluded

                               by and between

                             Kasbach + Wirt GbR
                             Max-Planck-Str. 38
                                50858 Cologne

                                -   Lessor -

                                     and

                                 PRODAC GmbH
                             Max-Planck-Str. 38
                                50858 Cologne

                                -   Lessee -

This lease contract shall replace the lease contract dated March 27, 1992, the lease contract dated October 1, 1992, and the lease contract between Kasbach + Wirt GbR and Protronic GmbH dated March 27, 1992.

                    (S) 1 SUBJECT MATTER OF THE CONTRACT

1. Leased pursuant hereto shall be the following rooms on the ground floor, 2nd floor, 3rd floor, 4th floor and 5th floor of the office building located at Max Planck Str. 38, 50858 Cologne (Marsdorf); usable floor space of 2,176 m/2/ and 1,634 m/2/ in workshop and hall space exclusively for commercial use.

2. Wall surfaces on or in the building outside of the leased rooms shall not be included in the lease. The attachment and design of advertising facilities by the Lessee shall require separate written approval by the Lessor.

3. Any deviation from the type of use stipulated above shall require the prior written consent of the Lessor.

                              (S) 2 LEASE TERM

1.   The lease relationship shall begin on January 1, 1994.

     The lease relationship is entered into for a term of 15 years.

     Following that period, the lease relationship shall be extended for consecutive 1 year terms, unless it is terminated in advance upon notice of 6 months.

2.   The right to receive rent shall lapse on December 31, 2008.
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Page 2 of the lease contract between Kasbach + Wirt GbR/PRODAC GmbH

             (S) 3 RENT, ANCILLARY CHARGES AND SECURITY DEPOSIT

1. The monthly rent shall be

   1,928 m/2/ office space        DM 23.00 per m/2 /= DM 44,344.00
   248 m/2/   office space        DM 26.00 per m/2/ = DM  6,448.00
   1,168 m/2/ workshop space      DM 17.00 per m/2/ = DM 19,856.00
   466 m/2/   hall space          DM 11.00 per m/2/ = DM  5,126.00
                                                      ------------
                                Subtotal:             DM 75,774.00
   50 parking spaces              DM 65.00 per m/2/=  DM  3,250.00
                                                      ------------
                                Total:                DM 79,024.00
                                                      ============

   The statutory value-added tax (currently 15%) and the heating and ancillary cost advance shall be added thereto.

   Rent adjustment shall be made in the amount of the Federal Office of Statistics' officially established price index for the maintenance of a 4-person middle income working household compared to the level at the time of the last rent adjustment, based in each instance on the status 12 months earlier.

   In the event that the Federal Office of Statistics discontinues this index in whole or in part, said index shall be replaced by the corresponding successor or an index which will guarantee rent value as intended by the parties to the same extent as the index which had governed previously.

2. The Lessee may offset the rent claim against counterclaims or assert a right to reduce or retain rent only if the counterclaim or the right to reduce or retain rent has been acknowledged or established by final judicial determination. An offset or the assertion of a right to reduce or retain rent shall be announced to the Lessor in writing upon one month's notice.

3. All payments by the Lessee shall be charged to outstanding rents in the following sequence:

   -outstanding ancillary charges,
   -current rent,
   -current ancillary costs,
   -interest,
   -costs, particularly legal prosecution costs.

4. The ancillary costs for the property shall correspond to the 2nd Calculation Regulations and shall be paid separately in addition to rent in accordance with the administrative invoice which shall be prepared annually.
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Page 3 of the lease contract between Kasbach + Wirt GbR/PRODAC GmbH

   Among other things, said ancillary costs shall relate to a pro rata share of the following:

   -custodian, if any
   -multiple protection building insurance
   -glass breakage insurance with DM 1,000.00 deductible
   -liability insurance
   -municipal fees and charges, including local property tax
   -water
   -waste water disposal
   -garbage pick-up
   -chimney and street cleaning
   -operation, maintenance and service of elevators and other facilities used by the Lessee
   -community antenna facility
   -building cleaning

   In addition, the Lessee shall bear a pro rata portion of the costs of building management. Pursuant to the heating cost regulations, ancillary costs shall also include the cost for the operation and service of the heating equipment, as well as the annual heating costs allocation and invoicing by a specialized firm.

   The ancillary costs shall be allocated to the Lessee according to the size of its heatable leased space in relation to overall leased space. The allocation shall be carried out by means of a heating quantity meter.

5. The billing for ancillary costs shall be made at the end of each calendar year.

   In the event that the heating costs invoice is issued separately through a specialized firm, the time of billing may change.

   THE LESSEE SHALL MAKE A MONTHLY ANCILLARY AND HEATING COST PREPAYMENT OF DM
   3.50 PER M/2/ OF LEASED SPACE, PLUS VALUE-ADDED TAX at the statutory rate, TOGETHER WITH ITS RENT PAYMENT. This sum may be raised or lowered by the Lessor in a reasonable manner at any time depending on the amount of actual costs.

6. Rent, along with the aforementioned ancillary and heating costs prepayments, shall be transferred to the account of the Lessor on a monthly basis in advance, but no later than the 5th working day of each month.

     ACCOUNT NO. 4362463 AT STADTSPARKASSE KOLNBANK WIRE NO. 370 501 98

   All increased charges which arise in connection with the aforementioned ancillary costs after the conclusion of the contract may be allocated by the Lessor on a pro rata basis. Fire insurance premium surcharges to the basic premium shall be borne by the lessee for whose company they were required.
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Page 4 of the lease contract between Kasbach + Wirt GbR/PRODAC GmbH

           (S) 4 STRUCTURAL CHANGES AND MAINTENANCE BY THE LESSOR

   The Lessor shall be entitled to make improvements or structural changes in the leased rooms aimed solely at maintaining the building or averting impending dangers. The Lessee shall keep the relevant rooms accessible. He shall not be entitled to impede or delay the work in this connection. The Lessee may only demand a rent reduction if the work in question completely precludes or substantially impairs the use of the relevant rooms.

   Additional use and consumption costs associated herewith shall be allocated to the Lessee pursuant to (S) 3 sec. 5. In the case of larger renovation measures, the Lessor shall obtain the consent of the Lessee.

                       (S) 5 MAINTENANCE BY THE LESSEE

1. The repainting of the interior walls and doors, the replacement of the wallpaper and the cleaning and--if necessary-- replacement of the carpet, etc. (cosmetic repairs), which become necessary at regular intervals, shall be up to the Lessee. Damage to or in the building, as well as in the leased rooms, shall be reported to the Lessor or its agent immediately.

2. The Lessee shall be liable for damages culpably caused by its violation of
                                          --------
   the duty of care, specifically in the event that the service and the outlet pipes, toilets, heating equipment, etc., are handled in an unprofessional manner or the rooms are not sufficiently ventilated, heated or adequately protected against frost. The Lessee shall remedy pipe clogs up to the main pipe at its own expense.

3. In the same way, the Lessee shall be liable for damages which are [handwritten interlinear insertion: illegible] caused by its relatives, workers, white-collar employees, sublessees, visitors, suppliers, carriers, artisans, etc.

4. The Lessee shall keep the equipment for electricity, sanitation facilities, locks, intercom equipment and hot water devices in a serviceable condition. In any case, damages to the aforementioned objects caused by the Lessee or employees of the Lessee within the meaning of (S) 5 par. 3 shall be compensated at the Lessee's expense. The Lessor shall assign to the Lessee any claims against guilty third parties.

5. The Lessee shall immediately remedy damages for which he must take responsibility. If he fails to comply with this obligation within a reasonable period even after written warning, the Lessor may cause the necessary work to be performed at the Lessee's expense. If the damage is potentially dangerous or the whereabouts of the Lessee are unknown, the written warning and imposition of a deadline shall not be required.

6. In any case, the Lessee shall perform minor repairs at its own expense up to a net amount of DM 300.00 p.a. per individual instance, but limited to a maximum of 5% of the annual rent. [handwritten note in right-hand margin:illegible]

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Page 5 of the lease contract between Kasbach + Wirt GbR/PRODAC GmbH

                          (S) 6 HEATING OF PROPERTY

1. The building has collective heating. It shall be operated outside of the heating period (which is generally the period from 10/1 of the year until 4/30 of the following year) at the request of the majority of the users of the overall property.

2. Partial or complete shutdown of the heating equipment due to a shortage of fuel shall not entitle the Lessee to assert rent reduction or compensatory damage claims. The same shall apply to other necessary interruptions of operation.

              (S) 7 DELIVERY OF POSSESSION OF THE LEASED ROOMS

1. Possession of the leased rooms shall be delivered in the existing condition, which is hereby acknowledged to be in accordance with the contract.

2. Delivery of possession shall not be prevented by residual uncompleted work or defects which do not substantially impair the use of the leased property for the contractually intended purpose.

3. The Lessee may not derive claims on the basis of defects in driveways or external facilities, unless such defects substantially impair the use of the leased property. In such a case, a right to reduce rent shall exist if the Lessor is in default in the performance of its services. If the Lessee suffers demonstrable damages arising from any defects, the Lessor shall be liable.

4. The Lessor solely guarantees that the leased property can be used in a commercial manner. No guarantee is undertaken by the Lessor hereby with respect to the permissible use the leased property as defined in (S) 1 sec. 1 of a lease contract. The satisfaction of any official requirements and conditions imposed concerning the use in question shall be solely up to the Lessee. All costs associated herewith shall be charged exclusively to the Lessee.

                    (S) 8 INSPECTION OF THE LEASED ROOMS

     The Lessor or its agent may, after setting an appointment by telephone, enter the leased rooms in the company of parties, experts or witnesses on work days between 10:00 to 12:00 p.m. and between 4:00 p.m. to 5:00 p.m. for the purpose of checking the structural conditions of the leased rooms, further renting or selling the property or similar reasons.

     Following termination, the Lessor shall further be entitled to attach a lease or sale sign to the property.
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Page 6 of the lease contract between Kasbach + Wirt GbR/PRODAC GmbH

                (S) 9 STRUCTURAL MODIFICATIONS BY THE LESSEE

1. Structural modifications by the Lessee, particularly renovations and installations, including the barring of the windows from the inside and the construction or modification of fireplaces, may be undertaken only with the written consent of the Lessor. If the Lessor grants such permission, the Lessee shall be responsible for obtaining the necessary official permits and shall bear all costs in connection therewith.

     The Lessor may make the grant of consent conditional upon the Lessee entering into an unconditional obligation to restore the original condition in the event that the lease relationship ends.

2. The Lessee shall be entitled to remove facilities which he has placed in the rooms. However, the Lessor may demand that the property be left in the rooms at the end of the lease relationship, provided that the Lessor pay an amount which corresponds to the current value (taking into account technical obsolescence and economic wear and tear). The Lessee and Lessor shall mutually declare in a timely manner that the agreements in this regard may be entered into prior to removal. If the Lessor does not take over the facilities installed by the Lessee, the latter shall restore the previous condition, including all necessary ancillary work in connection therewith, by the time of expiration of the contract.

3. The Lessee shall be liable for all damages which arise in connection with the construction activities which he has undertaken.

                 (S) 10 USE OF THE LEASED ROOMS; SUBLEASING

1. Subleasing or other use by third parties shall require the prior written consent of the Lessor. Subleasing is possible in principle. A copy of the subleasing contract shall be delivered to the Lessor.

2. In the event of unauthorized subleasing, the Lessor may demand that the Lessee end the sublease relationship promptly, by no later than one month. If that does not occur, the Lessor may terminate the primary lease relationship without compliance with a termination notice period.

3. In the event of subleasing or other third-party use, the Lessee shall be liable for all acts and omissions by the sublessee or the party whom he has permitted to use the leased rooms.

4. In the event of subleasing, the Lessee hereby assigns to the Lessor all claims against the sublessee to which the Lessee is entitled, along with a lien for security purposes up to the amount of the Lessor's claims.

5. If the business organization situation of the Lessee changes--resulting, for example, from conversion to a limited liability business association form or reduction of capital subject to liability--this must be reported to the Lessor promptly.
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Page 7 of the lease contract between Kasbach + Wirt GbR/PRODAC GmbH

6. If the aforementioned measures result in a legal switch of lessee or a total or partial sale of the Lessee's operation, a prior written agreement with the Lessor shall be required concerning the passage of the rights and duties arising from the lease contract to the legal successor of the Lessee. The Lessor may make the conclusion of such agreement conditional upon the Lessee separately confirming the continued existence of its liability for all duties arising from the lease relationship.

                       (S) 11 ELECTRICITY, GAS, WATER

1. The Lessee may use the existing network of electricity, gas and water mains only to such a degree that no overload occurs. The Lessee may cover additional needs through expansion of the supply line at its own expense with the written consent of the Lessor. Applications for current meters and telephone connections shall be made by the Lessee at its own expense. He shall also bear the installation expense associated therewith.

2. Water may be drawn from the water lines for in-house needs only. In the case of water consumption for commercial purposes, the Lessee shall attach a water sub-meter at its own expense and bear the water and waste water costs according to the information of the Lessor.

3. A change in energy supply, particularly a change in voltage, shall not entitle the Lessee to compensatory damage claims against the Lessor.

4. The Lessee shall not be entitled to a rent reduction right or compensatory damage claims against the Lessor if the power, gas or water supply or the waste water disposal are interrupted by circumstances for which the Lessor is not responsible, or if floods or other catastrophes occur.

                         (S) 12 PROMOTIONAL MEASURES

1. By agreement with and with the written consent of the Lessor, the Lessee shall be entitled to attach a lit sign of normal size on the surface area designated by the Lessor. No legal right to the grant of consent shall exist.

2. The Lessor shall be entitled to have a collective sign unit attached to the building and shall be entitled to allocate the cost to the lessees according to the ancillary cost key.

3. It shall be up to the Lessee to observe all general technical and official regulations concerning the type, placement and maintenance of advertising installations which can permissibly be attached.
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Page 8 of the lease contract between Kasbach + Wirt + GbR/PRODAC GmbH

                        (S) 13 END OF THE LEASE TERM

1. The lease relationship shall end upon expiration of the lease according to (S) 2 or by termination without notice. The Lessor shall be entitled to terminate without notice following prior written warning by registered mail if the Lessee is in default on its payment obligations in the amount of one month's gross rent. Moreover, termination without notice may be effected by either party for good cause. Excepted shall be termination without notice due to in-house needs of the Lessor during the contractual term.

2. In the event that the lease relationship ends, the leased rooms shall be returned to the Lessor with all keys (including any keys obtained by the Lessee) in a renovated condition following satisfaction of any duty to restore the original condition--with respect to the facilities mentioned in (S) 9, a duty on the part of the Lessee to restore the original condition shall exist in any case. Included within renovation shall be shampooing or--to the extent necessary--replacement of the carpet. The replacement of carpet shall relate to damage and not to normal wear and tear. The Lessor shall decide concerning the scope of renovation work based on its reasonable discretion on the basis of the possession transfer protocol. The parties shall prepare and sign a protocol on the occasion of the return of the leased property.

3. In the event of a premature end of the lease relationship for a reason for which the Lessor is not responsible, the Lessee shall be liable for loss of rent on the part of the Lessor and for any rent difference arising during the period before the first possible opportunity to properly end the lease relationship.

                       (S) 14 MISCELLANEOUS AGREEMENTS

1. The Lessee hereby acknowledges that the condition of the property is 100% in accordance with the contract and accepts the possibility that structural measures will be taken and that, in such an event, Lessee shall not be able to assert rent reduction claims.

2. The complete office building is provided with a lock system. A separate agreement shall be included concerning the lock system.

                           (S) 15 FINAL PROVISIONS

1. The building by-laws which are attached to the lease contract shall constitute an integrated component of the lease contract; the Lessor shall be entitled to amend said house by-laws based on its reasonable discretion, subject to the proviso that the amendment to the house by-laws shall be effective starting from the point in time at which the amended building by-laws are received by the Lessee.

2. The place of performance and exclusive place of venue for all obligations arising from this contract shall be Cologne.

3. All agreements concluded by the parties concerning the lease contract are conclusively contained in this contract. In order to be effective, amendments and addenda to the contract shall require inclusion in a uniform document signed by both parties.
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Page 9 of the lease contract between Kasbach + Wirt + GbR/PRODAC GmbH

4. In the event that a provision of the contract is or should become invalid, the validity of the remaining provisions shall not be affected thereby. An invalid provision shall be deemed to be replaced by a permissible provision which comes as close as possible to the former from an economic standpoint.



Cologne,  12/15/93                  Cologne,  12/15/93
         ----------                          ----------


Kasbach + Wirt GbR                  PRODAC GmbH
Max Planck Str. 38                  Max Planck Str. 38
50858 Cologne                       50858 Cologne
R. Kasbach/H. Wirt                  R. Kasbach/H. Wirt


/s/ R. Kasbach                      /s/ R. Kasbach
--------------------                ----------------------
- Signature of Lessor -             - Signature of Lessee -


/s/ H. Wirt                         /s/ H. Wirt